    Exhibit 99.1

Brickell Biotech Completes Merger with Vical
Newly Nasdaq-listed BBI focused on developing differentiated therapeutics for treatment of dermatologic disorders
Merger brings $60 Million in Combined Cash from Vical and R&D funding from NovaQuest
Pivotal Phase 3 Clinical Trials for Brickell’s Lead Product Candidate, Sofpironium Bromide, in Patients with Axillary Hyperhidrosis to Begin Q4 2019
BOULDER, CO — September 3, 2019 —Brickell Biotech, Inc. (“Brickell”) (Nasdaq: BBI), a clinical-stage pharmaceutical company, today announced the completion of its merger with Vical Incorporated (“Vical”), following approval by Vical’s stockholders. Brickell is expected to commence trading today on The Nasdaq Capital Market under the ticker symbol “BBI.”
“This merger is a significant milestone for Brickell. We are on track to initiate the Phase 3 program of our lead asset, sofpironium bromide, for patients with axillary hyperhidrosis this year,” said Robert Brown, Brickell’s Chief Executive Officer. “With over 10 million individuals in the United States suffering from this debilitating condition, we are excited to advance the development of sofpironium bromide as a potential best-in-class therapy.”
Vical contributes approximately $35 million to the combined company in addition to an R&D financing arrangement with NovaQuest Capital Management (“NovaQuest”) that provides $25 million in funding.
Following the completion of the merger, the combined company has approximately 7.8 million shares of common stock outstanding. Brickell’s stockholders received common stock, representing approximately 56% of the outstanding shares and Vical’s stockholders retained approximately 44% based on certain assumptions regarding the calculation of the fully diluted shares.
The combined company will continue to operate under the leadership of Robert Brown as Chief Executive Officer. Rob joined Brickell in January 2019 from Eli Lilly where, for the prior ten years, he was the Chief Marketing Officer overseeing global product launches and commercial operations of the company.

About Sofpironium Bromide
Sofpironium bromide is a new molecular entity and “soft” drug that belongs to a class of medications called anticholinergics. Anticholinergics block the action of acetylcholine, a chemical that transmits signals within the nervous system that are responsible for a range of bodily functions, including the activation of sweat glands. Soft drugs, such as sofpironium bromide, are designed to exert their action topically and be rapidly metabolized once absorbed into the blood. This mechanism of action may allow for highly effective doses to be used while limiting systemic side effects associated with drugs in this class.
Based upon the positive Phase 2 clinical trial results and the recently completed pivotal Phase 3 clinical trial results from Brickell’s Japanese partner, Kaken, as well as Brickell’s ongoing Phase 3 long-term safety study, Brickell intends to initiate two pivotal Phase 3 clinical trials in patients with primary axillary hyperhidrosis in the United States in the fourth quarter of 2019.
About Hyperhidrosis
Hyperhidrosis is a life-altering medical condition where a person sweats more than the body requires to regulate its temperature. More than 15 million people, or 4.8% of the population of the United States, are believed to suffer from hyperhidrosis. Axillary (underarm) hyperhidrosis is the targeted first indication for sofpironium bromide and is the most common occurrence of hyperhidrosis, affecting an estimated 65% of patients in the United States or 10 million individuals. Doolittle et al. Arch Dermatol Res (2016).
About Brickell
Brickell Biotech, Inc. is a clinical-stage pharmaceutical company focused on developing innovative and differentiated prescription therapeutics for the treatment of debilitating skin diseases. Brickell’s pipeline consists of potential novel therapeutics for hyperhidrosis, cutaneous T-cell lymphoma, psoriasis, and other prevalent dermatological conditions. Brickell’s executive management team and board of directors bring extensive experience in product development and global commercialization, having served in leadership roles at large global pharmaceutical companies and biotechs that have developed and/or launched successful products, including several that were first-in-class and/or achieved iconic status, such as Cialis®, Taltz®, Gemzar®, Prozac®, Cymbalta® and Juvederm®. Brickell’s strategy is to leverage this experience to in-license, acquire, develop and commercialize innovative products that Brickell believes can be successful in the currently underserved dermatology global marketplace. For more information, visit www.brickellbio.com.

Cautionary Note Regarding Forward-Looking Statements
Any statements made in this press release relating to future financial, business and/or research and clinical performance, conditions, plans, prospects, trends, or strategies and other such matters, including without limitation, the anticipated timing, scope, design and/or results of future clinical trials and prospects for commercializing any of Brickell’s product candidates are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Brickell, may identify forward-looking statements. Brickell cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time, often quickly and in unanticipated ways. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including without limitation whether or when Brickell will achieve any of the milestones in the funding agreement with NovaQuest, potential delays in product development, regulatory or law changes, unanticipated demands on cash resources, risks associated with developing, and obtaining regulatory approval for and commercializing novel therapeutics.
Further information on the factors and risks that could cause actual results to differ from any forward-looking statements are contained Brickell’s filings with the United States Securities and Exchange Commission (SEC), which are available at www.sec.gov (or at www.brickellbio.com). The forward-looking statements represent the estimates of Brickell as of the date hereof only, and Brickell specifically disclaims any duty or obligation to update forward-looking statements.
Brickell Investor Contact:
Adam Levy
Chief Business Officer
IR@brickellbio.com